February 18, 1997


W.P. Stewart & Co. Growth Fund, Inc.
527 Madison Avenue
New York, New York 10022


          RE:  RULE 24F-2 NOTICE FOR FISCAL YEAR 1996

Gentlemen:

     We are counsel to W.P. Stewart & Co. Growth Fund, Inc. (the "Company"). This letter is in response to your request for our opinion in connection with the filing by you of a Rule 24f-2 Notice on Form 24F-2 pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940 for the Company's fiscal year ended December 31, 1996 (the "Rule 24f-2 Notice").

     We have acted as counsel to the Company since its organization and in connection with the filing by the Company of a registration statement, and amendments thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In so acting, we have reviewed copies, or assisted in the preparation, of the Articles of Incorporation and By-Laws of the Company and the Rule 24f-2 Notice, together with minutes of certain proceedings of and resolutions adopted by unanimous written consent of the Company's Board of Directors. We have examined a Certificate executed by Kevin S. Aarons, Assistant Secretary and Assistant Treasurer of the Company, (the "Certificate") dated as of the date hereof certifying, among other things, that certain resolutions adopted by the Board of Directors are still in effect insofar as they relate to the issuance of shares of the Company's common stock, par value $0.001 per share (the "Shares") and that the Company has issued certain Shares against payment therefor in accordance with the resolutions authorizing their issuance. In rendering our opinion, we are relying on the Rule 24f-2 Notice and the Certificate; we have made no independent investigation or inquiry as to the matters set forth therein. We assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all the originals of such documents submitted as copies.

     We are admitted to practice law in the State of New York, and we express no opinion as to any laws other than the Maryland General Corporation Law. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person.

     Based upon the foregoing, we are of the opinion that the Shares referred to in the Rule 24f-2 Notice were legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Rule 24f-2 Notice pursuant to the Investment Company Act of 1940.

                                        Very truly yours,

                                        /s/ McDermott, Will & Emery